UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51436 (Commission File Number)	30-0296543 (I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois 60517 (Address of principal executive offices)	60517 (Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed in a Form 8-K filed with the SEC on March 30, 2009, Advanced Life Sciences Holdings, Inc. (“ADLS”) alleged in a notice of dispute delivered to Abbott Laboratories that Abbott had breached its obligations under the License Agreement for cethromycin entered into between the ADLS and Abbott on December 13, 2004 (as amended, the “License Agreement”).  Subsequent to delivering the notice of dispute, ADLS initiated arbitration proceedings against Abbott under the alternative dispute resolution provisions of the License Agreement.

On September 30, 2009, prior to the completion of arbitration proceedings, ADLS and Abbott entered into a binding term sheet in settlement of the dispute.  The binding term sheet provides for certain amendments to the License Agreement, summarized as follows:

•                  Section 6.2(a)(i) of the License Agreement was amended to reduce the royalty due from ADLS to Abbott by two (2) percentage points in each tier, such that ADLS would owe Abbott 15% on net sales of $200 million and above; 16% on net sales of $100 million to $200 million and; 17% on net sales of cethromycin of up to $100 million.

•                  Section 6.1 of the License Agreement was amended to restructure the $30 million lump sum milestone payment due from ADLS to Abbott upon U.S. regulatory approval of cethromycin, such that $20 million is payable within twenty days of U.S. regulatory approval, $5 million is payable within 6 months of U.S. regulatory approval and $5 million is payable within 12 months of U.S. regulatory approval.

The binding term sheet was entered into without any admission of liability by either party and provides for the mutual release of any existing claims that the parties may have against one another in connection with the License Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Date: October 6, 2009	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chief Executive Officer

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